Exhibit 99.1

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER OF 2012

Total revenue increased 80% over first quarter 2011;
 Company experiences growth within key market segments and
delivers on critical technology partnerships

SAN MATEO, Calif., April 19, 2012 – Avistar Communications Corporation (www.avistar.com), a leader in unified visual communications solutions, today announced its financial results for the three months ended March 31, 2012.

Financial highlights included:

•
Total revenue was $2.5 million for the quarter ended March 31, 2012, compared to $1.4 million for the same quarter in 2011, reflecting a substantial improvement in Product division (product and services, maintenance and support) revenue. The increase is primarily due to $1.5 million in product and service revenue from the previously-announced license and OEM agreement with Citrix Systems, Inc. (Citrix) discussed below.

•
Operating expense (research and development, sales and marketing, and general and administrative) was $2.8 million for the first quarter of 2012, as compared to $3.4 million for the same quarter in 2011. The reduction was due to the reclassification of expenses from operating expense to cost of goods sold for services delivered to Citrix.

•
Net loss for the first quarter of 2012 was $1.4 million, or $0.04 per basic and diluted share, compared to a net loss of $2.4 million, or $0.06 per basic and diluted share, for the first quarter of 2011.

•
Cash and cash equivalents balance as of March 31, 2012 was $1.9 million. Cash used in operations during the three months ended March 31, 2012 was $0.8 million, compared to cash used in operations of $2.8 million for the three months ended March 31, 2011.

•	Adjusted EBITDA loss (as described below) for the first quarter of 2012 was $1.1 million, compared to an Adjusted EBITDA loss of $2.1 million for the same quarter in 2011.
•
Total debt balance was $9.0 million as of March 31, 2012, consisting of $6.0 million in outstanding borrowing under the Avistar’s revolving line of credit facility and $3.0 million in principal amount of a 4.5% Convertible Subordinated Note due March 2013.

•
On September 22, 2011, Avistar entered into a license and OEM agreement with Citrix to provide software to enhance the delivery of audio and video solutions to Citrix’s end-users.  The contract requires significant integration of Avistar’s products into Citrix’s solutions. Payments to Avistar totaling $8.7 million were scheduled to be made as the integration and maintenance services are delivered and payments totaling $6.0 million were received through March 31, 2012.  For the quarter ended March 31, 2012, approximately $0.6 million in product revenue and $0.9 million in service revenue were recognized on a percentage of completion basis. The remaining $4.5 million of the payments are recorded in deferred revenue and customer deposits on the balance sheet as of March 31, 2012, out of which $3.8 million may be refundable until certain integration milestones are reached.

Bob Kirk, CEO of Avistar, said, “Over the past few years, leading research firms have forecasted significant growth within the key markets on which Avistar focuses. Specifically, Frost & Sullivan has forecasted that the Unified Communications (UC) market would grow from 2.1 million users in 2009 to 33.6 million users in 2014. In addition, Gartner has forecasted that the virtual desktop infrastructure (VDI) market would grow from $1.5 billion in 2009 to $65.7 billion in 2014, with close to 75 million devices in use during this time. With Avistar’s strategy focused both on the opportunities within, and the intersection of, each of these market segments, we are seeing the quality and quantity of clients and partners that are emerging from these market segments increase. Our agreement with Citrix, our growing relationships with many other leading technology partners and the increased number of our enterprise clients are all evidence of this.”

Kirk concluded, “With our markets expanding and our product portfolio increasing in its capabilities and value, we foresee Avistar growing as our markets continue to broaden and as our clients and partners leverage the capability of our products and technology. We are focused, committed and well-positioned to succeed as a leader within the unified and virtualized visual communications industry.”

Significant Q1 2012 developments include:

•
Avistar received the 2011 Unified Communications Product of the Year Award from TMC for its Avistar C3 IntegratorTM solution, an important enabler to broad adoption of unified communications within the virtual desktop environment.

•	Avistar achieved an important acceptance milestone in the Citrix software integration project during the first quarter of 2012.
•	Avistar successfully installed several solution evaluations within Fortune 500 accounts and started a product deployment of the Avistar C3™ platform within a US government agency.

About Avistar Communications Corporation
Avistar (OTC: AVSR) delivers advanced and proven desktop videoconferencing capabilities to technology partners and end users worldwide. Many leading technology firms such as Citrix, IBM, LifeSize, and Logitech choose Avistar’s modular software technology to power their unified communications solutions because it is a more flexible, efficient and smarter alternative. Avistar’s innovative software-only, fully virtualized and bandwidth managed technology solves major infrastructure and user challenges associated with enabling video communications between individual employees and/or teams throughout an organization. Companies across a wide variety of industries depend on Avistar’s desktop videoconferencing solutions for everyday business communications with deployments ranging in size from 30 to 35,000 users. To learn more about Avistar’s industrial, scalable and economical desktop videoconferencing technology, please visit www.avistar.com.

Cautionary Note Regarding Forward-Looking Statements
The statements made in this press release that are not historical facts are "forward-looking statements." These forward-looking statements, include, but are not necessarily limited to, statements regarding market opportunities available to Avistar, future revenues and revenue growth, Avistar’s positioning and ability to capitalize on market developments, growth in Avistar’s target markets, Avistar’s future growth and success in its target markets, expansion of Avistar’s product portfolio, the impact of new products on Avistar’s business, growth in the business and the videoconferencing industry, and Avistar’s ability to capture market share in the videoconferencing industry. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. Avistar cautions readers of this release that a number of important factors could cause actual future events and results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, Avistar’s lengthy sales cycle, volatility associated with Avistar’s sales and licensing activities, market acceptance of Avistar’s products, increased competition in the market for unified communications, technical challenges associated with product development and completion of Avistar’s deliverables to customers, ongoing technological developments and changing industry standards, the ability of Avistar’s distributors to sell Avistar’s products to end users, the capital markets for both debt and equity, and challenges associated with protecting and licensing Avistar’s intellectual property. These important factors and other factors that potentially could cause actual future results to differ materially from current expectations are described in Avistar’s filings with the Securities and Exchange Commission, including Avistar’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers of this release are referred to such filings. The forward-looking statements in this release are based upon information available to Avistar as of the date of the release, and Avistar assumes no obligations to update any such forward-looking statements.

Non-GAAP Financial Measures
This press release and the accompanying tables include a discussion of Adjusted EBITDA, excluding stock-based compensation expense, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term "Adjusted EBITDA" refers to a financial measure that Avistar defines as earnings before net interest, income taxes, depreciation, and amortization, as further adjusted for stock-based compensation. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, this definition of Adjusted EBITDA may not be comparable to the definitions as reported by other companies. Avistar believes Adjusted EBITDA is relevant and useful information to its investors as this measure is an integral part of Avistar’s internal management reporting and planning process and is a primary measure used by Avistar’s management to evaluate the operating performance of the business. The components of Adjusted EBITDA include the key revenue and expense items and income from settlement and patent licensing for which Avistar’s operating managers are responsible and upon which Avistar evaluates their performance. Furthermore, Avistar intends to provide this non-GAAP financial measure as part of its future earnings releases and, therefore, the inclusion of this non-GAAP financial measure will provide consistency in Avistar’s financial reporting. A reconciliation of this non-GAAP measure to GAAP is provided in the accompanying tables.
###
Contact:

Elias MurrayMetzger Chief Financial Officer Avistar Communications Corporation +1 650-525-3300 emurraymetzger@avistar.com	Conway Communications Investor Relations +1 617-244-9682 marytconway@comcast.net

Financial Tables to Follow

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the three months ended March 31, 2012 and 2011
(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
	(unaudited)

Revenue:
Product	$853	$474
Patent licensing	100	106
Services, maintenance and support	1,543	810
Total revenue	2,496	1,390
Costs and expenses:
Cost of product revenue*	112	95
Cost of services, maintenance and support revenue*	964	273
Research and development*	1,116	1,443
Sales and marketing*	645	910
General and administrative*	1,049	1,061
Total costs and expenses	3,886	3,782
Loss from operations	(1,390)	(2,392)
Other income (expense), net	(51)	(27)
Loss before provision for income taxes	(1,441)	(2,419)
Provision for income taxes	2	2
Net loss	$(1,443)	$(2,421)
Net loss per share - basic and diluted	$(0.04)	$(0.06)
Weighted average shares used in calculating
basic and diluted net loss per share	40,816	39,246

*Including stock-based compensation of:

Cost of products, services, maintenance and support revenue	$14	$9
Research and development	62	72
Sales and marketing	59	58
General and administrative	165	166

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
as of March 31, 2012 and December 31, 2011
(in thousands, except share and per share data)

	March 31,	December 31,
	2012	2011
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1,863	$2,722
Accounts receivable, net of allowance for doubtful accounts of $0 and $9 at March 31, 2012 and December 31, 2011, respectively	544	1,760
Inventories	16	16
Prepaid expenses and other current assets	469	352
Total current assets	2,892	4,850
Property and equipment, net	185	151
Other assets	182	162
Total assets	$3,259	$5,163

Liabilities and Stockholders' Equity (Deficit):
Current liabilities:
Line of credit	$6,000	$6,000
Related party convertible debt	3,000	-
Accounts payable	718	460
Deferred revenue and customer deposits	6,338	7,198
Accrued liabilities and other	989	1,037
Total current liabilities	17,045	14,695
Long-term liabilities:
Related party convertible debt	-	3,000
Deferred revenue, non-current	224	360
Other long-term liabilities	45	45
Total liabilities	17,314	18,100
Stockholders' equity (deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at March 31, 2012 and December 31, 2011; 42,039,851
and 41,924,392 shares issued including treasury shares at March 31, 2012 and December 31, 2011, respectively	42	42
Less: treasury common stock, 1,182,875 shares at March 31, 2012 and December 31, 2011, at cost	(53)	(53)
Additional paid-in-capital	105,484	105,159
Accumulated deficit	(119,528)	(118,085)
Total stockholders' equity (deficit)	(14,055)	(12,937)
Total liabilities and stockholders' equity (deficit)	$3,259	$5,163

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

FINANCIAL RESULTS: RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
for the three months ended March 31, 2012 and 2011
(in thousands)

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended March 31,
	2012	2011
	(unaudited)

Net loss	$(1,443)	$(2,421)
Other (income)/ expense, net	51	27
Provision for income taxes	2	2
Depreciation	30	30
EBITDA	(1,360)	(2,362)
Stock-based compensation expense	300	305
Adjusted EBITDA	$(1,060)	$(2,057)

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the three months ended March 31, 2012 and 2011
(in thousands)

	Three Months Ended March 31,
	2012	2011
	(unaudited)

Cash Flows from Operating Activities:
Net loss	$(1,443)	$(2,421)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	30	30
Compensation on equity awards issued to consultants and employees	300	305
Provision for doubtful accounts	(9)	5
Changes in assets and liabilities:
Accounts receivable	1,225	(384)
Inventories	-	1
Prepaid expenses and other current assets	(117)	97
Other assets	(20)	55
Accounts payable	258	109
Deferred revenue and customer deposits	(996)	(535)
Accrued liabilities and other	(8)	(68)
Other long term liabilities	-	(14)
Net cash used in operating activities	(780)	(2,820)

Cash Flows from Investing Activities:
Purchase of property and equipment	(64)	(1)
Net cash used in investing activities	(64)	(1)

Cash Flows from Financing Activities:
Proceeds from line of credit	-	1,000
Proceeds from related party convertible debt issuance	-	3,000
Net proceeds from issuance of common stock	25	54
Taxes paid related to net share settlement of equity awards	(40)	-
Net cash provided by (used in) financing activities	(15)	4,054
Net increase (decrease) in cash and cash equivalents	(859)	1,233
Cash and cash equivalents, beginning of period	2,722	1,817
Cash and cash equivalents, end of period	$1,863	$3,050